Exhibit 10.2

PSB HOLDINGS, INC.
2005 STOCK-BASED INCENTIVE PLAN

FORM OF

RESTRICTED STOCK AGREEMENT
(EMPLOYEES AND DIRECTORS)

A.                                   An AWARD for a total of                shares of common stock, par value $.10 per share, of PSB Holdings, Inc. (the “Company”) is hereby granted to                        (the “Recipient”), subject in all respects to the terms and provisions of the PSB Holdings, Inc. 2005 Stock-Based Incentive Plan (the “Plan”), which has been approved by the board of directors of the Company and the stockholders of the Company, which is incorporated herein by reference.  The terms of this Restricted Stock Agreement are subject to the terms and conditions of the Plan, except where otherwise indicated.

B.                                     The shares of common stock awarded hereunder shall bear a legend restricting the transferability of such common stock (hereinafter referred to as the “Restricted Stock”).  The Restricted Stock awarded to the Recipient shall not be sold, assigned, transferred, pledged, or otherwise encumbered by the Recipient, except as hereinafter provided, until such Restricted Stock has vested (the “Restricted Period”).  Restricted Stock shall vest in five (5) equal annual installments, with the first installment vesting on November 7, 2006, and succeeding installments on each anniversary thereafter through November 7, 2010.

C.                                     Following the execution of this Restricted Stock Agreement, the Recipient shall receive a certificate or certificates representing the shares of Restricted Stock that have been awarded to him.  Upon receipt of the Restricted Stock certificates representing the shares awarded hereunder, the Recipient shall execute and return to the Company a stock power or powers endorsed in blank covering all such shares of Restricted Stock.  Pursuant to the terms of the Plan, the Company shall deposit the certificate or certificates representing the Recipient’s Restricted Stock Award, together with the stock power(s), with an escrow agent specified by the Company (the “Escrow Agent”).

D.                                    The Recipient shall have the right to vote the shares awarded hereunder.  The Recipient will also receive dividends declared with respect to the shares.

E.                                      If the Recipient ceases to maintain employment or service with the Company or Putnam Savings Bank for any reason other than Disability (as defined in the Plan), death, Retirement (as defined in the Plan), or following a Change in Control (as defined in the Plan), all shares of Restricted Stock awarded to such Recipient which have not vested shall be forfeited by such Recipient.  In the event the Recipient’s employment or service with the Company or an affiliate terminates due to Disability, death, Retirement or following a Change in Control, the Restricted Stock allocated to the Recipient which, as of the date of termination has not yet vested, shall be deemed to vest as of the Recipient’s last day of employment or service with the Company or an affiliate; provided that Restricted Stock awarded to an employee who also serves as a director shall not be deemed to vest until both employment and service as a director have been terminated.

F.                                      At the time the Restricted Stock vests under the Plan, the Company shall deliver to the Recipient (or if the Restricted Stock is deemed to vest due to the Recipient’s death, to the Recipient’s beneficiary) shares of common stock of the Company representing the amount earned, absent any restrictions that may have been imposed under the Plan.  Upon delivery of the shares of common stock to the Recipient or beneficiary, such person shall execute and return to the Company an Acknowledgment of Receipt of Earned Shares, in the form attached hereto.

G.                                     A copy of the Plan governing this Restricted Stock Award is attached hereto.  The Recipient is invited to review all the provisions of the Plan governing this Award.

H.                                    The Recipient acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that he is familiar with the terms and provisions thereof.  The Recipient hereby accepts this Award, subject to all the terms and provisions of the Plan.  The Recipient hereby agrees to accept as  binding, conclusive, and final, all decisions and interpretations of the Committee upon any questions arising under the Plan.  As a condition to the issuance of shares of common stock of the Company under this Award, the Recipient authorizes the Company to deduct from the settlement of an Award any taxes required to be withheld by the Company under federal, state, or local law as a result of his receipt of this Award.

Dated:

ATTEST:	PSB HOLDINGS, INC.

WITNESS:	RECIPIENT

This Restricted Stock Agreement must be executed in duplicate originals, with one original retained by the Company and one original retained by the Recipient

ACKNOWLEDGMENT OF RECEIPT OF EARNED SHARES

I hereby acknowledge the delivery to me by PSB Holdings, Inc. (the “Company”) on                      , of stock certificates for             shares of common stock of the Company earned by me pursuant to the terms and conditions of the PSB Holdings, Inc. Restricted Stock Agreement, and the PSB Holdings, Inc. 2005 Stock-Based Incentive Plan, which shares were transferred to me on the Company’s stock record books on                        .

Dated:

Recipient’s name (Print)

Recipient’s signature